As Filed with the Securities and Exchange Commission on September 17, 1996

                                                 Registration No. 333-__________

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933


                       Bankers Trust New York Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                     New York                                    13-6180473
- ------------------------------------------------------      --------------------
(State or other jurisdiction of incorporation                 (I.R.S. Employer
                or organization)                             Identification No.)


      130 Liberty Street, New York, New York                        10006
- ------------------------------------------------------      --------------------
     (Address of Principal Executive Offices)                     (Zip Code)


                     COINVESTMENT PLAN FOR THE FINANCE GROUP
             ------------------------------------------------------
                            (Full title of the plan)


                           Gordon S. Calder, Jr., Esq.
                             Melvin A. Yellin, Esq.
                               130 Liberty Street
                            New York, New York 10006
- --------------------------------------------------------------------------------
                     (Name and address of agent for service)


                                 (212) 250-2500
- --------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

- --------------------------------------------------------------------------------

Page No. 1 of 17 pages.

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

       Title of                         Proposed Maximum      Proposed Maximum       Amount of
   Securities to be    Amount to be    Offering Price Per    Aggregate Offering    Registration
      Registered      Registered (2)         Share                Price (2)             Fee
   ----------------   --------------   ------------------    ------------------    ------------
       Deferred
     Compensation
    Obligations (1)    $35,000,000           100%                $35,000,000         $12,069


FOOTNOTES

(1) The Deferred Compensation Obligations are unsecured obligations of Bankers Trust New York Corporation to pay deferred compensation in the future in accordance with the terms of the Coinvestment Plan for the Finance Group of Bankers Trust New York Corporation (the "Plan").

(2) Estimate of original amount deferred by participants plus amount "matched" by the registrant subject to the terms of the Plan.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

          Pursuant to the instructions contained in Form S-8, the document(s) containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933 (the "Securities Act"). Accordingly, such information is omitted.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------


Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          The following documents have been filed by the registrant with the Commission (file number 1-5920) under the Securities Exchange Act of 1934 (the "Exchange Act") and are incorporated herein by reference:


          (a) the registrant's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

          (b) the registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996, filed pursuant to Section 13 of the Exchange Act; and

          (c) the registrant's Current Reports on Form 8-K dated March 19, April 15, April 25, May 3, May 22, June 18, July 18, July 22, July 26 and August 1, 1996.


          All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities
          -------------------------

          The securities being offered are Deferred Compensation Obligations ("Obligations"), which are offered pursuant to the Coinvestment Plan for the Finance Group (the "Plan"). The purpose of the Plan is to aid Bankers Trust New York Corporation (the "Corporation") and its subsidiaries in securing and retaining officers and other key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Corporation and its subsidiaries. The following description of the terms and conditions of the Obligations is qualified by reference to the Plan, which is filed herewith as Exhibit 4 and incorporated herein by reference. Capitalized terms used without definition have the meanings assigned to them in the Plan.

          Subject to the terms and conditions of the Plan, each Obligation entitles the holder to a cash payment, in an amount calculated as described below. The Obligations are unsecured general obligations of the registrant to pay deferred compensation in accordance with the terms of the Plan. The Plan is unfunded. The registrant is not required to set aside assets to be used for payment of Obligations. Because the registrant is a holding company, the right of the registrant (and hence the rights of creditors of the registrant, including participants in the Plan) to participate in any distribution of the assets of any subsidiary of the registrant upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the registrant as a creditor of the subsidiary are recognized.

          At the beginning of each Performance Year (as defined below), selected Managing Directors and Vice Presidents in the registrant's Finance, M&A and Research areas (collectively, the "Finance Group") and certain other employees may elect to defer, on a pre-tax basis, a portion of their year-end annual cash bonus. The maximum deferral is $100,000 for a Managing Director and $50,000 for a Vice President. If the amount deferred by a participant exceeds the actual cash bonus payable to such participant, his/her participation level will be reduced to the actual bonus amount. Deferral elections may also be reduced on a pro rata basis depending on (1) the aggregate size of (a) the investment deals approved by the registrant's Private Equity Investment Group ("PEIG") in the performance year to which the deferral relates (the "Performance Year") plus (b) any investment deals (the "Independent Deals") recommended by the Finance Group to the PEIG that are rejected by the PEIG and, after referral to a special investment board, invested in by the Finance Group during such Performance Year (collectively, the "Performance Deals") and (2) the amount of such investments sourced by or referred from the Finance Group.

          The amount deferred by each participant is leveraged by being "matched" on a three-to-one basis by the registrant. Matched funds bear interest equal to the floating prime plus one percent per annum and are "closed out" (i.e., repaid) as described below. Both the amount deferred by the participant and the "matched" amount (collectively, the "deemed investment") are deemed invested (but are not actually invested) in the Performance Deals.

          Upon the receipt by the registrant of current cash income (such as dividends and/or interest) or liquidation proceeds from the actual investments constituting the Performance Deals, proportionate amounts, as determined under the Plan, will be treated as earned on the deemed investments under the Plan. Such deemed earnings are first applied to close out (i.e., "repay") the matched funds and the accrued interest thereon. Any additional deemed earnings are distributable to participants on a pro rata basis (subject to vesting requirements and a right of offset described below). Unless otherwise determined by the Chief Executive Officer, distributions from the Plan will be made entirely in cash. In the event that proceeds from the liquidation of the deals of a given Performance Year are insufficient to recover the matched funds and related interest, the participant will be required to repay the registrant the difference between the proceeds and 50% of the matched funds.

          Participants who are employed by the registrant for one full year after the end of a Performance Year vest on any deemed earnings related to their cash deferral for such Performance Year on the earlier of (1) the liquidation of all the underlying investments or (2) the first anniversary of the end of such Performance Year. Participants who are employed by the registrant for longer than one full year after the end of a Performance Year vest on gains related to their "matched" funds related to such Performance Year at the earlier of (1) the end of their fourth full year of employment after the end of such Performance Year or (2) the liquidation of all the underlying investments. Participants whose employment terminates due to retirement, death, total disability or termination by the registrant without cause vest (to the extent not previously vested) in the deemed earnings on both their cash deferral and "matched" funds at the time of their termination of employment.

          Participants who remain employed by the registrant or whose employment terminates for the reasons listed above (which entitle the participant to vest) will have any earnings attributable to the Performance Deals for a particular Performance Year first applied to close out the portion of the "matched" amount which would be repayable by the participant in the event of a loss. In the event of termination with cause or resignation prior to vesting, any gains will first be applied or recharacterized to close out the portion of the "matched" funds not repayable by the participant, so that the participant will remain at risk for the repayable portion of the "matched" funds until additional Performance Deals' earnings, if any, are sufficient to repay such portion. Distributions to participants who are terminated for cause or who resign prior to vesting are limited to the lesser of such participants' deemed investments plus interest or the actual distributions.

          The registrant retains the right to apply amounts distributable under the Plan to close out "matched" amounts from other Performance Years. The registrant also reserves the right to pursue legal action against participants for amounts due from participants under the Plan.

          In addition to the Obligations, participants in the Plan will also be eligible to receive "carried interest" awards with respect to certain Performance Deals. The carried interest awards are up to a maximum of 5% of the total value of a particular deal for all members of such deal's team and are available only to those participants who were involved with the specific deal. The carried interest award percentage will be allocated among the deal team members based on recommendations of the deal team manager that must be approved by senior management. "Carried interest" awards based on the net gains, if any, for all deals for which carried interest awards were granted are paid out at the end of each year. Net losses from carried interest awards are carried forward cumulatively and must be offset by future net gains on carried interest awards before any such gains can actually be paid out to the carried interest award recipients. Award payments are paid prior to any payments with respect to the Obligations. Such awards vest on the third anniversary of the closing date for the related investment.

          Participants' interests in the Plan are not transferable. No right, title or interest of any kind in the Plan shall be transferable or assignable by a participant or his or her beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his or her beneficiary.

          The total amount of Obligations under the Plan are not determinable because the amounts will vary depending upon the level of participation by eligible persons and the total amount of Performance Deals. Likewise, the duration of the Plan is indefinite because Obligations may only be paid, if at all, after liquidation of all investments included in the Performance Deals for each Performance Year.

          The Obligations are not subject to redemption, in whole or in part, at the option of the registrant or through operation of a mandatory or optional sinking fund or analogous provision. The registrant reserves the right to amend or terminate the Plan, except that no such amendment or termination can impair the rights or participants with respect to investments previously made without their written consent.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          The validity of the securities offered hereby has been passed upon for the registrant by Gordon S. Calder, Jr., Managing Director and Counsel of Bankers Trust Company. Mr. Calder has an interest in a number of shares equal to less than .015% of the outstanding Common Stock of the registrant.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          Article V of the By-Laws of Bankers Trust New York Corporation provides as follows:

     SECTION 5.01 The  corporation  shall,  to the fullest  extent  permitted by
Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     SECTION 5.02 The corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorized the creation of other rights in any such manner.

     SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amounts(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active an deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage or which he was not legally entitled.

     SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provision of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only of and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

     SECTION 5.05 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

     SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to the events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

     SECTION 5.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimants shall be entitled also to be paid the expenses of prosecuting such claim. neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

     SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Section 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary.

          With certain limitations, Section 721 and 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

          In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering the Corporation and its directors and officers for amounts, subject to policy limits, that the Corporation might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by the Corporation.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

          The exhibits are listed in the exhibit index and are incorporated herein by reference.

Item 9.   Undertakings
          ------------

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 16, 1996.



                                        Bankers Trust New York Corporation



                                        By:       /s/ James T. Byrne, Jr.
                                             ----------------------------------
                                                  (James T. Byrne, Jr.)
                                                  Senior Vice President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


            Signature                    Title                      Date
            ---------                    -----                      ----

      /s/ Frank N. Newman*
- --------------------------------
      (Frank N. Newman)           Chairman of the Board,      September 16, 1996
                                    Chief Executive Officer
                                    and Director (Principal
                                    Executive Officer)

                                       8

      /s/ Richard H. Daniel*
- --------------------------------
      (Richard H. Daniel)         Executive Vice President    September 16, 1996
                                    and Chief Financial
                                    Officer (Principal
                                    Financial Officer)


    /s/ Geoffrey M. Fletcher*
- --------------------------------
     (Geoffrey M. Fletcher)       Senior Vice President       September 16, 1996
                                    (Principal Accounting
                                    Officer)


     /s/ George B. Beitzel*
- --------------------------------
      (George B. Beitzel)         Director                    September 16, 1996


    /s/ Phillip A. Griffiths*
- --------------------------------
    (Phillip A. Griffiths)        Director                    September 16, 1996


     /s/ William R. Howell*
- --------------------------------
      (William R. Howell)         Director                    September 16, 1996


      /s/ Jon M. Huntsman*
- --------------------------------
       (Jon M. Huntsman)          Director                    September 16, 1996


   /s/ Vernon E. Jordan, Jr.*
- --------------------------------
    (Vernon E. Jordan, Jr.)       Director                    September 16, 1996


       /s/ Hamish Maxwell*
- --------------------------------
       (Hamish Maxwell)           Director                    September 16, 1996


    /s/ N.J. Nicholas, Jr.*
- --------------------------------
     (N.J. Nicholas, Jr.)         Director                    September 16, 1996


     /s/ Russell E. Palmer*
- --------------------------------
      (Russell E. Palmer)         Director                    September 16, 1996


     /s/ Donald L. Staheli*
- --------------------------------
      (Donald L. Staheli)         Director                    September 16, 1996


    /s/ Patricia C. Stewart*
- --------------------------------
    (Patricia C. Stewart)         Director                    September 16, 1996


     /s/ George J. Vojta*
- --------------------------------
       (George J. Vojta)          Director                    September 16, 1996



*By         /s/ James T. Byrne, Jr.
     ---------------------------------------
     (James T. Byrne, Jr., Attorney-in-fact)



                                 EXHIBIT INDEX
                                 -------------

   Exhibit
   Number               Description                  Method of Filing         Page
   ------    ---------------------------------    ----------------------    --------

        4    Coinvestment Plan For The Finance    Filed herewith            10
             Group

        5    Opinion re legality                  Filed herewith            14

     23.1    Consent of Ernst & Young LLP         Filed herewith            15

     23.2    Consent of Gordon S. Calder, Jr      Included in Exhibit 5

       24    Powers of Attorney                   Filed herewith            16


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